Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A (Form Type)
Simulations Plus, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$376,768,578.28(1)(2)	0.0001381	$52,031.74(3)
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$376,768,578.28
Total Fees Due for Filing			$52,031.74
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$52,031.74

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of June 15, 2026, by and among Simulations Plus, Inc., SP Evolution HoldCo II, LLC and SP Evolution BidCo II, LLC (the “Merger Agreement”).

(1) Aggregate number of securities to which transaction applies: As of July 17, 2026, the maximum number of shares of common stock, par value $0.001 per share, of Simulations Plus, Inc. (“Company Common Stock”) to which this transaction applies is estimated to be 21,017,870 which consists of:
(a) 20,224,838 shares of Company Common Stock issued and outstanding as of July 17, 2026; and

(b) 793,032 shares of Company Common Stock underlying Company Options outstanding as of July 17, 2026 with an exercise price per share that is less than $18.50.

(2) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of July 17, 2026, the underlying value of the transaction was calculated as the sum of:

(a)    the product of 20,224,838 shares issued and outstanding of Company Common Stock and $18.50 (the “Merger Consideration”); and

(b)    the product of 793,032 shares of Company Common Stock underlying outstanding Company Options with an exercise price per share that is less than $18.50 and $3.29 (which is the difference between the Merger Consideration and the weighted average exercise price of such in-the-money Company Options of $15.21 per share).

(3) In accordance with Section 14(g) and Rule 0-11 of the Exchange Act, the filing fee was determined by multiplying the sum calculated in note (2) above by 0.00013810.